Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2018, relating to the consolidated financial statements and financial statement schedule of Universal Stainless & Alloy Products, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Universal Stainless & Alloy Products, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

May 24, 2018